EXHIBIT 99.1

CONTACT:                   Dan T. Do
                           Director of Investor Relations
                           (626) 844-1700


            FALCON HOLDING GROUP, L.P. AND FALCON FUNDING CORPORATION
                            CONSUMMATE EXCHANGE OFFER

         Los Angeles, CA - September 14, 1998 - Falcon Holding Group, L.P. and Falcon Funding Corporation (the "Issuers") today announced that the Issuers' registered exchange offer of (i) $375,000,000 aggregate original principal amount of the Issuers' 8.375% Series B Senior Debentures due 2010 (CUSIP No. 30606P AC3) (the "Exchange Senior Debentures") for $375,000,000 aggregate original principal amount of the Issuers' 8.375% Series A Senior Debentures due 2010 (CUSIP Nos. 30606P AA7, 30606P AB5 and U30589 AA0) (the "Old Senior Debentures"), and (ii) $435,250,000 aggregate original principal amount at maturity of the Issuers' 9.285% Series B Senior Discount Debentures due 2010 (CUSIP No. 30606P AF6) (the " Exchange Senior Discount Debentures") for $435,250,000 aggregate original principal amount at maturity of the Issuers' 9.285% Series A Senior Discount Debentures due 2010 (CUSIP Nos. 30606P AD1 and U30589 AB8) (the "Old Senior Discount Debentures") expired at 5:00 p.m., New York City time, on Thursday, September 10, 1998 in accordance with its terms.

         The Issuers have accepted the tender of all $375,000,000 aggregate original principal amount of the Old Senior Debentures and all $435,250,000 aggregate original principal amount at maturity of the Old Senior Discount Debentures which were tendered. In addition, the Issuers have instructed the trustee, United States Trust Company of New York, with respect to the 8.375% Series B Senior Debentures due 2010 and the 9.285% Series B Senior Discount Debentures due 2010, to prepare and authenticate $375,000,000 in aggregate principal amount of the Exchange Senior Debentures and $435,250,000 in aggregate principal amount at maturity of the Exchange Senior Discount Debentures.

         Falcon Holding Group, L.P. (the "Partnership") owned and managed cable television systems in 26 states. The Partnership owns cable television systems (the "Owned Systems") in 23 states, principally in California, Oregon, Missouri, Georgia, Texas, North Carolina and Alabama. As of June 30, 1998, the Owned Systems passed approximately 1,020,000 homes and served approximately 636,000 basic subscribers and 164,000 premium service units. The Partnership also holds varying equity interests in and manages certain other cable television systems (the "Affiliated Systems") in 14 states, including South Carolina, Kentucky, Illinois, Washington and Tennessee. As of June 30, 1998, the Affiliated Systems passed approximately 257,000 homes and served approximately 171,000 basic subscribers and 49,000 premium service units.